UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2023

PHINIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41708	92-2483604
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3000 University Drive,	Auburn Hills,	Michigan	48326
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PHIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 3, 2023 (the “Distribution Date”), at 5:00 p.m. Eastern Daylight time, BorgWarner Inc. (“BorgWarner”) completed the previously announced separation of its Fuel Systems and Aftermarket businesses by way of a distribution of 100% of the outstanding shares of common stock of PHINIA Inc. (the “Company”, “we,” “us,” or “our”) to holders of BorgWarner common stock on a pro rata basis (the “Spin-Off”). Each holder of record of BorgWarner common stock received one share of our common stock for every five shares of BorgWarner common stock held on June 23, 2023 (the “Record Date”). In lieu of fractional shares of our common stock, holders of BorgWarner common stock will receive cash.

On or prior to the Distribution Date, in connection with the Spin-Off, the Company entered into several agreements with BorgWarner that set forth the principal actions taken or to be taken and that govern the relationship between the Company and BorgWarner following the Spin-Off, including the following agreements:

●	a Separation and Distribution Agreement;

●	a Transition Services Agreement;

●	a Tax Matters Agreement;

●	an Employee Matters Agreement;

●	an Intellectual Property Cross-License Agreement;

●	an Electronics Collaboration Agreement;

●	Contract Manufacturing Agreements; and

●	ECU Supply Agreements.

The descriptions included below of the Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Intellectual Property Cross-License Agreement, Electronics Collaboration Agreement, Contract Manufacturing Agreements and ECU Supply Agreements, which are filed as exhibits to this Current Report on Form 8-K, do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are incorporated herein by reference.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with BorgWarner on July 2, 2023, before the distribution. The Separation and Distribution Agreement sets forth our agreements with BorgWarner regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with BorgWarner following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from BorgWarner so that we and BorgWarner retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets that we received in the Spin-Off consist of those exclusively related to our current business and operations or otherwise allocated to our business through a process of dividing shared assets. The liabilities assumed in connection with the Spin-Off generally consist of those related to the assets comprising our business or to the past and future operations of our business, including locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and BorgWarner.

Cash Adjustment

Our cash balance at the time of the Spin-Off was targeted to be approximately $300 million, subject to a cash adjustment. The Separation and Distribution Agreement provides for a post-distribution cash adjustment payment by BorgWarner or the Company to the other to be calculated by BorgWarner based primarily on the differences between the estimated and actual amounts of (1) our businesses’ capital expenditures during 2023 prior to the Distribution Date relative to budgeted amounts and (2) our working capital levels.

Internal Restructuring

The Separation and Distribution Agreement describes certain actions related to our separation from BorgWarner that occurred prior to the Spin-Off, including the contribution by BorgWarner to us of the assets and liabilities that comprise our business.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings between us and our subsidiaries, on the one hand, and BorgWarner and its subsidiaries, on the other hand, terminated and/or were repaid effective as of the Distribution Date, except specified agreements and arrangements that are intended to survive the Spin-Off and most intercompany accounts payable or accounts receivable, which will be paid and settled by the parties and their respective subsidiaries on the earlier of the date that they are otherwise due in accordance with their terms or August 31, 2023. The parent entity (BorgWarner or us) of the consolidated group of companies that has net positive receipts in that post-Spin-Off settlement process will then reimburse the other parent entity that net receipts amount so that the combined settlement and reimbursement process will have no net financial impact on us and our subsidiaries as a consolidated group.

Credit Support

In accordance with the Separation and Distribution Agreement, we arranged, prior to the Spin-Off, for the termination or replacement of all guarantees, bank provided guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support that were provided by or through BorgWarner or any of its subsidiaries for our benefit or the benefit of any of our subsidiaries.

Representations and Warranties

In general, neither we nor BorgWarner made any representations or warranties regarding any assets or liabilities transferred or assumed (including with respect to the sufficiency of assets for the conduct of our business), any notices, consents or governmental approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets or liabilities transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets have been, or will be, transferred on an “as is,” “where is” basis.

Further Assurances

The parties agreed to use commercially reasonable efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Spin-Off. In addition, the parties will use commercially reasonable efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained.

The Spin-Off

The Separation and Distribution Agreement governs BorgWarner’s and our respective rights and obligations regarding the Spin-Off. On or prior to the Distribution Date, BorgWarner delivered 100% of the issued and outstanding shares of our common stock to a distribution agent. The distribution agent will be responsible for the distribution of our common stock pursuant to a separate distribution agent agreement between BorgWarner Inc. and the distribution agent. On or as soon as practicable following the Distribution Date, the distribution agent electronically delivered or will electronically deliver the shares of our common stock to BorgWarner stockholders based on the distribution ratio. The board of directors of BorgWarner (the “BorgWarner Board”) determined the Record Date and the Distribution Date. In addition, BorgWarner, at any time until the distribution, had the ability to decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.

Conditions

The Separation and Distribution Agreement also provides that several conditions must have been satisfied or, to the extent permitted by law, waived by BorgWarner, in its sole and absolute discretion, before the distribution could occur. All conditions to the Separation and Distribution Agreement were satisfied at or prior to the distribution.

Exchange of Information

We and BorgWarner each agreed to provide each other with information reasonably needed to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority and requested by the other party for use in judicial, regulatory, administrative and other proceedings or to satisfy audit, accounting, litigation and other similar requirements. We and BorgWarner also each agreed to use commercially reasonable efforts to retain such information in accordance with specified record retention policies. Each party also agreed to use its commercially reasonable efforts to assist the other with its financial reporting and audit obligations.

Termination

The BorgWarner Board, in its sole and absolute discretion, had the ability to terminate the Separation and Distribution Agreement at any time prior to the distribution.

Release of Claims

We and BorgWarner each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Spin-Off have been the other’s stockholders, fiduciaries, directors, trustees, counsel, officers, members, managers, employees, agents, and certain other parties, and their respective heirs, executors, administrators, successors, and assigns, from any and all liabilities, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before completion of the Spin-Off, including in connection with the Spin-Off and all other activities to implement the Spin-Off. The releases do not extend to obligations or liabilities under the Separation and Distribution Agreement or any of the other agreements between us and BorgWarner entered into in connection with the Spin-Off, to any other agreements between us and BorgWarner that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to certain other obligations or liabilities specified in the Separation and Distribution Agreement.

                Indemnification

We and BorgWarner each agreed to indemnify the other and each of the other’s current and former directors, officers and employees, and each of the heirs, executors, administrators, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and BorgWarner’s respective businesses. The amount of either BorgWarner’s or our indemnification obligations will be reduced by any net insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which BorgWarner will provide us, and we will provide BorgWarner, with certain specified services for a limited time with the objective of ensuring an orderly transition following the Spin-Off. The services BorgWarner will provide consist of digital technology, human resources, supply chain, finance and real estate services, among others. The services that we will provide will consist of engineering and human resources services, among others. The services are generally intended to be provided for a period no longer than 12 months following the Spin-Off. The Transition Services Agreement provides for customary termination provisions, including if the other party fails to cure a material breach of its obligations within an agreed period of time. The parties may otherwise negotiate mutually agreed reductions in the scope or early terminations of services received. The Transition Services Agreement provides for customary indemnification and limits on liability. Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on BorgWarner for the transition services it will provide us as quickly as possible following the Spin-Off.

Tax Matters Agreement

We entered into a Tax Matters Agreement with BorgWarner that governs the respective rights, responsibilities and obligations of BorgWarner and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that BorgWarner will be responsible and will indemnify us for taxes imposed on a joint-return basis or separate-return basis relating to the Fuel Systems and Aftermarket businesses for periods preceding completion of the Spin-Off, subject to certain exceptions. We will be responsible and will indemnify BorgWarner for certain taxes imposed on a joint-return basis relating to the Fuel Systems and Aftermarket businesses for periods preceding completion of the Spin-Off, all taxes imposed on a separate-return basis on us or our subsidiaries (after giving effect to the Spin-Off) for periods following the Spin-Off and all other taxes relating to the Fuel Systems and Aftermarket businesses for all periods following the Spin-Off.

In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. The Tax Matters Agreement also provides that we will be required to indemnify BorgWarner for any taxes (and reasonable expenses) resulting from the failure of the contribution by BorgWarner Inc. to PHINIA Inc. of the assets and liabilities that comprise our business, the distribution and related internal restructuring transactions to qualify for their respective tax treatments the Tax Matters Agreement contemplates under U.S. federal, state and local income tax law as well as foreign tax law, where such taxes result from (1) breaches of representations and covenants we make and agree to in connection with the Spin-Off, (2) the application of certain provisions of U.S. federal income tax law to these transactions, or (3) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take or fail to take after the Spin-Off that gives rise to these taxes. BorgWarner has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have notification and information rights regarding BorgWarner’s conduct of any such audit or contest to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, mergers or other business combinations, sales of assets and similar transactions) that are intended to preserve the tax-free nature of the Spin-Off and certain related transactions. Under the Tax Matters Agreement, these restrictions apply for two years following the Spin-Off, unless BorgWarner obtains a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to BorgWarner in its discretion, that the restricted action would not impact the tax-free treatment of the Spin-Off or other transaction, or unless BorgWarner otherwise gives its consent for us to take a restricted action in its discretion. Even if such a private letter ruling or opinion is obtained, or BorgWarner otherwise consents to our taking an otherwise restricted action, we will remain liable to indemnify BorgWarner in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business and might discourage or delay a strategic transaction that our stockholders may consider favorable.

Employee Matters Agreement

We entered into an Employee Matters Agreement with BorgWarner that provides certain protections for our employees and former employees, sets forth the timing and general responsibilities related to the split of assets and liabilities of certain BorgWarner employee benefit and compensation plans and provides for mutual two-year non-solicitation obligations with respect to employees, with customary exceptions.

For example, for at least 12 months after the Spin-Off for U.S. employees (and for longer periods as may be required by law), we will continue to provide our employees with at least the same salary/wages and cash incentive compensation opportunities in effect immediately prior to completion of the Spin-Off. During that period, we will also continue to offer employee benefits that are substantially similar, in the aggregate, to those in effect immediately prior to completion of the Spin-Off and recognize prior BorgWarner service credit for all employees employed by us on the Distribution Date.

Except as specifically provided in the Employee Matters Agreement, we will generally be responsible for all employment, employee compensation and employee benefits-related liabilities relating to employees, former employees and other individuals allocated to us. For these individuals, we will assume certain assets and liabilities with respect to BorgWarner’s U.S. and non-U.S. benefit plans, including a majority of the assets and liabilities of BorgWarner’s non-U.S. pension plans.

The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and provides that we will indemnify BorgWarner for certain liabilities associated with the failure to comply with our obligations under the Employee Matters Agreement, for any employment liabilities related to employees, former employees and other individuals allocated to us that cannot be assumed, retained, transferred or assigned as a matter of law, and for claims related to our adoption or assumption of certain employee benefit and compensation plans and any future actions that we take with respect to those plans.

The Employee Matters Agreement also reflects the adjustment of outstanding equity-based awards granted by BorgWarner prior to completion of the Spin-Off.

Intellectual Property Cross-License Agreement

We entered into intellectual property agreements with BorgWarner pursuant to which BorgWarner granted us, and we granted BorgWarner, licenses under certain patents and other intellectual property rights that are used by the Fuel Systems and Aftermarket businesses but that are owned or being retained by BorgWarner or that are currently being used in BorgWarner’s retained businesses that were assigned to or owned by us.

BorgWarner granted to us perpetual, non-exclusive, royalty-free licenses to use and exploit certain intellectual property rights (excluding trademarks and domain names), the ownership of which is being retained by BorgWarner, that are currently being used by our business. Additionally, we granted to BorgWarner perpetual, non-exclusive, royalty-free licenses to use and exploit certain intellectual property rights (excluding trademarks and domain names) that are owned by or assigned to us that are currently being used in BorgWarner’s retained businesses.

The field of use for the foregoing intellectual property rights licensed by BorgWarner to us will generally be for the Fuel Systems and the Aftermarket businesses. The field of use for the foregoing intellectual property rights licensed by us to BorgWarner will be primarily for BorgWarner’s retained starters and alternators business. The licenses granted to BorgWarner and us are generally transferable with any sale or transfer of an entity or line of business that utilizes the relevant intellectual property, and the transferred license will be limited to the business, products and services as conducted by the transferred entity or line of business as of the date of the transfer.

Supply Agreements, Contract Manufacturing Agreements and Collaboration Agreement

We and our subsidiaries entered into multiple Supply Agreements and Contract Manufacturing Agreements with certain subsidiaries of BorgWarner pursuant to which these BorgWarner subsidiaries will manufacture and supply to us, and we will manufacture and supply to them, certain products in accordance with applicable product specifications. The scope of the agreements are limited to products that are at the time of the Spin-Off being manufactured by either BorgWarner or us. New products may be included in the scope of the agreements only if they are already included in existing long-range business plans of the respective purchaser or upon mutual agreement.

The prices for products supplied under the Supply Agreements are, as of the Distribution Date, equal to the arm’s length transfer prices applicable immediately before the Spin-Off or, if such transfer prices do not already exist before the Spin-Off, as otherwise set forth in the applicable agreement. The Supply Agreements provide for ongoing price adjustments in accordance with certain pre-defined parameters (e.g., in case of significant volume deviations) and allow either party to adjust prices in case of a significant increase or decrease of external costs. The prices for products supplied under the Contract Manufacturing Agreements are set on a cost-plus basis.

The terms of the Supply Agreements and the Contract Manufacturing Agreements are defined on a product-by-product basis, ranging from fixed terms of up to 24 months to variable terms that run until the end of production of the respective products plus additional service terms as required in corresponding customer agreements. The agreements include customary termination rights for cause, including for material breach by the other party.

With respect to engine control modules and fuel delivery controllers supplied to us by BorgWarner under anticipated Supply Agreements, we entered into an Electronics Collaboration Agreement with BorgWarner that will complement the Supply Agreements with specific terms, in particular in relation to license grants to underlying technology, warranty claims vis-à-vis third party customers and engineering support provided by BorgWarner and us to each other.

Credit Agreement

On July 3, 2023, we entered into a $1.225 billion Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, a swingline lender and a letter of credit (“L/C”) issuer, and the other swingline lenders and L/C issuers party thereto, consisting of a $500 million revolving credit facility (the “Revolving Facility”), a $300 million term loan A facility (the “Term Loan A Facility”) and a $425 million term loan B facility (the “Term Loan B Facility”; together with the Revolving Facility and the Term Loan A Facility, collectively, the “Facilities”) in anticipation of the Spin-Off. Subject to extension by the lenders, at their option, upon our request, the Facilities mature on July 3, 2028; provided, however, that if earlier, the Revolving Facility and the Term Loan A Facility will mature 91 calendar days prior to the scheduled maturity of the Term Loan B Facility or any refinancing or replacement thereof in an aggregate principal amount exceeding $100 million that is secured pari passu with the Revolving Facility and the Term Loan A Facility and matures on or prior to July 3, 2028.

The Credit Agreement and all obligations thereunder (including, without limitation, the Facilities) are secured by substantially all of our personal property and that of certain of our direct or indirect domestic subsidiaries (other than certain specified excluded assets). Certain of our domestic subsidiaries are required to guarantee the Credit Agreement and all obligations thereunder (including, without limitation, the Facilities), and we are required to guarantee the obligations of certain of our domestic subsidiaries under and in connection with the Credit Agreement.

Borrowings under the Credit Agreement bear interest at varying rates, depending on the type of loan and, in some cases, the rates of designated benchmarks and our related election. For borrowings under the Credit Agreement, we may choose among the following interest rates: (i) solely in the case of U.S. dollar-denominated loans, an interest rate equal to the highest of (1) the prime rate in effect from time to time, (2) the federal funds effective rate in effect from time to time plus 0.5%, (3) adjusted term Secured Overnight Financing Rate (“SOFR”) (which includes a 0.10% credit spread adjustment to term SOFR) for a one month interest period plus 1.00%, and (4) 1.00%, in each case plus a rate (x) with respect to the Revolving Facility and the Term Loan A Facility, ranging from 1.50% to 2.00% depending on our consolidated net leverage ratio or (y) with respect to the Term Loan B Facility, 3.00%; or (ii) an interest rate equal to (1) solely in the case of U.S. dollar-denominated loans, adjusted term SOFR, (2) solely in the case of euro-denominated loans, Euro Interbank Offered Rate (“EURIBOR”), or (3) solely in the case of pound sterling-denominated loans, adjusted Sterling Overnight Index Average Reference Rate (“SONIA”) (which includes a 0.0326% credit spread adjustment to SONIA), as applicable, in each case for the applicable interest period plus a rate (x) with respect to adjusted term SOFR for the Revolving Facility and the Term Loan A Facility, EURIBOR and SONIA, ranging from 2.50% to 3.00% depending on our consolidated net leverage ratio, and (y) with respect to adjusted term SOFR for the Term Loan B Facility, 4.00%. Additionally, we will pay a quarterly commitment fee based on the actual daily amount of the available Revolving Facility commitment.

Proceeds of the Term Loan A Facility and the Term Loan B Facility will be used only for certain payments in connection with the Spin-Off and the Credit Agreement. Proceeds of the Revolving Facility will be used for certain payments in connection with the Spin-Off and the Credit Agreement and for working capital and general corporate purposes. As of the date hereof, $75 million is outstanding under the Revolving Facility, $300 million is outstanding under the Term Loan A Facility and $425 million is outstanding under the Term Loan B Facility, totaling $800 million aggregate principal outstanding under the Facilities.

The Credit Agreement contains customary covenants relating to us and our subsidiaries concerning, among other things, investments, dispositions of assets, indebtedness, liens on assets, and dividends and other distributions. Solely in respect of the Revolving Facility and the Term Loan A Facility, the Credit Agreement also contains financial covenants requiring (i) the consolidated net leverage ratio of the Company, determined as of the end of each fiscal quarter, not to exceed 3.00 to 1.00 (or, at our election and subject to certain conditions, 3.50 to 1.00 for the period in which such election is made and the next succeeding testing period and, thereafter, 3.25 to 1.00 for the next two succeeding testing periods) and (ii) the consolidated interest coverage ratio of the Company, determined as of the end of each fiscal quarter, to be at least 3.00 to 1.00.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the lenders may, among other things, terminate their obligations under the Credit Agreement and require us to repay all amounts thereunder. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, the lenders’ obligations under the Credit Agreement will automatically terminate and all amounts outstanding under the Credit Agreement will automatically become due and payable.

Neither we nor any of our affiliates has a material relationship with any lender in the Facilities other than in respect of the Facilities and other customary banking relationships.

The description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, the form of which is attached hereto as Exhibit 10.17 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K related to the Credit Agreement, including the information set forth under the subheading “Credit Agreement,” is incorporated by reference in this Item 2.03.

Item 5.01	Changes in Control of Registrant

The information set forth under Item 1.01 is incorporated into this Item 5.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of 4:59 p.m. Eastern Daylight time on the Distribution Date, the persons set forth in the table below assumed their positions as members of our board of directors (the “Board”). Also, effective as of 4:59 p.m. Eastern Daylight time on the Distribution Date, D’aun Norman (Chair), Roger J. Wood and Robin Kendrick assumed positions as members of the Audit Committee of the Board; Roger J. Wood (Chair) and Samuel R. Chapin assumed positions as members of the Compensation Committee of the Board; and Rohan S. Weerasinghe (Chair) Samuel R. Chapin and Robin Kendrick assumed positions as members of the Corporate Governance Committee of the Board. On July 5, 2023, the Board created an Executive Committee and appointed Rohan S. Weerasinghe (Chair), Brady Ericson and D’aun Norman as members.

Name	Age
Brady D. Ericson	51

Samuel R. Chapin	68

Robin Kendrick	58

D’aun Norman	57

Roger J. Wood	60

There are no transactions and no proposed transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K between any of Ms. Norman or Messrs. Ericson, Chapin, Kendrik or Wood (or any member of their immediate family) and the Company (or any of its subsidiaries), and there are no arrangements or understandings between any of Ms. Norman or Messrs. Ericson, Chapin, Kendrik or Wood or any other person or entity pursuant to which they were appointed as a director of the Company. In connection with their appointments, there are no compensatory or other arrangements made with any of Ms. Norman or Messrs. Chapin, Kendrik or Wood, though they will be entitled to the same directors' fees as other non-employee directors of the Company, as discussed below.

Appointment of Latondra Newton

On July 5, 2023, the Board acted to increase the size of the Board to seven members and elected Latondra Newton, age 55, to the Board to fill the resulting vacancy. There are no transactions and no proposed transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K between Ms. Newton (or any member of her immediate family) and the Company (or any of its subsidiaries), and there are no arrangements or understandings between Ms. Newton or any other person or entity pursuant to which Ms. Newton was appointed as a director of the Company. In connection with the appointment of Ms. Newton, there are no compensatory or other arrangements made with Ms. Newton, though she will be entitled to the same directors' fees as other non-employee directors of the Company. At the time of her appointment, Ms. Newton was appointed to serve as a member of the Compensation Committee of the Board.

Director Compensation

Our directors are entitled to receive an annual director fee, an annual equity award and a one-time equity grant in connection with their services. In addition, each director will be reimbursed for out-of-pocket expenses in connection with his or her services. On July 5, 2023, the Board approved the amounts of the fee, award and equity award.

Cash Retainers

Each director will receive an annual cash retainer of $100,000. The non-employee director who serves as the Chair of the Board will receive an additional annual cash retainer of $100,000. The cash retainers will be payable quarterly and prorated for partial years of service.

Equity Grants

On July 5, 2023, each director received a one-time grant of restricted stock with an award value of $240,000 and an annual grant of restricted stock with an award value of $140,000. The grants will vest on the date of our first annual meeting of stockholders, which will be held in 2024, subject to continuous service through the applicable vesting date.

Appointment of Principal Accounting Officer

Effective on the Distribution Date, Samantha M. Pombier replaced Chris P. Gropp as the principal accounting officer of the Company. Biographical information for Ms. Pombier is as follows:

Ms. Pombier, age 41, began her career at BorgWarner in August 2013, most recently serving as Assistant Controller from October 2020 to the Distribution Date. From July 2019 until October 2020, Ms. Pombier served as the Director, External Reporting. From January 2017 until July 2019, she completed an international assignment in Oroszlany, Hungary, serving as Controller of a manufacturing facility. Throughout her career, Ms. Pombier has held various finance and accounting positions of increasing responsibility. Ms. Pombier earned Bachelor of Business Administration and Master of Science in Accountancy degrees from Western Michigan University. She is a certified public accountant licensed in Michigan and a member of the American Institute of Certified Public Accountants.

The Company 2023 Stock Incentive Plan

We have adopted the 2023 Stock Incentive Plan (the “PHINIA Plan”) effective as of the Distribution Date. The PHINIA Plan was adopted to aid the Company in attracting, retaining and motivating officers, employees and directors and to provide the Company with the ability to provide incentives more directly linked to the profitability of its businesses and increases in stockholder value. The PHINIA Plan was also adopted to permit the issuance of conversion awards in connection with the equitable adjustment or replacement of certain equity-based awards that had been granted by BorgWarner to the Company’s service providers and that were outstanding immediately prior to the Distribution Date.

The PHINIA Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, stock units, performance units, performance stock units and cash incentive awards to (a) officers and other employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and affiliates, as determined by the Compensation Committee of the Board, (b) any individual that the Company, a subsidiary or an affiliate has engaged to become an officer or employee and (c) directors of the Company.

The total number of shares of the Company’s common stock reserved for issuance under the PHINIA Plan is 4,701,614 shares, which represents 10% of the outstanding shares of common stock of the Company immediately following the Spin-Off. All of the shares may be issued upon the exercise of incentive stock options. No individual non-employee director may be granted equity awards in any fiscal year that could result in a maximum payout on settlement of more than 30,000 shares (subject to certain exclusions described in the PHINIA Plan) or another award or payment that could result in a maximum payment of more than $450,000 (subject to certain exclusions described in the PHINIA Plan).

The Compensation Committee of the Board will administer the PHINIA Plan and will determine the terms and conditions of awards. Unless terminated sooner by the Board, the PHINIA Plan will expire on the 10th anniversary of the date on which it was most recently approved by the Company’s stockholders.

The foregoing description of the PHINIA Plan is a summary only and is qualified in its entirety by reference to the full text of the PHINIA Plan, which is filed as Exhibit 10.18 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are being filed as part of this Report.

Exhibit Number	Description
2.1	Separation and Distribution Agreement, dated July 2, 2023, by and between BorgWarner and the Company.
10.1	Transition Services Agreement, dated July 2, 2023, by and between BorgWarner and the Company.
10.2	Tax Matters Agreement, dated July 2, 2023, by and between BorgWarner and the Company.
10.3	Employee Matters Agreement, dated July 2, 2023, by and between BorgWarner and the Company.
10.4	Intellectual Property Cross-License Agreement, dated July 2, 2023, by and between BorgWarner, Delphi Technologies IP Limited, PHINIA Technologies, Inc. and BorgWarner Luxembourg Operations S.A.R.L.
10.5	Electronics Collaboration Agreement, dated July 2, 2023, by and between BorgWarner PDS (USA) Inc. and PHINIA Technologies Inc.
10.6	Contract Manufacturing Agreement, dated July 2, 2023, between BorgWarner Propulsion Systems LLC, BorgWarner Luxembourg Operations SARL and BorgWarner Propulsion II LLC.
10.7	Contract Manufacturing Agreement, dated July 2, 2023, between BorgWarner (Shanghai) Automobile Fuel Systems Co., Ltd. and BorgWarner Automotive Components (Ningbo) Co., Ltd.
10.8	Contract Manufacturing Agreement, dated July 2, 2023, between BorgWarner (Shanghai) Automobile Fuel Systems Co., Ltd. and BorgWarner Poland sp. z o.o.
10.9	Contract Manufacturing Agreement, dated July 2, 2023, between BorgWarner (Shanghai) Automobile Fuel Systems Co., Ltd. and BorgWarner Automotive Components (Ningbo), Co. Ltd.
10.10	Contract Manufacturing Agreement, dated July 2, 2023, between BorgWarner eMobility Poland sp. z o.o and BorgWarner Mobility Poland sp. z o.o.
10.11	ECU Supply Agreement, dated July 2, 2023, between BorgWarner Singapore Holdings Pte. Ltd. and BorgWarner France SAS.
10.12	ECU Supply Agreement, dated July 2, 2023, between BorgWarner Singapore Holdings Pte. Ltd. and BorgWarner India Private Limited.
10.13	ECU Supply Agreement, dated July 2, 2023, between BorgWarner Singapore Holdings Pte. Ltd. and BorgWarner Fuel Systems (Yantai) Co., Ltd.
10.14	ECU Supply Agreement, dated July 2, 2023, between BorgWarner PowerDrive Systems (Suzhou) Co., Ltd. and BorgWarner (Shanghai) Automobile Fuel Systems Co., Ltd.
10.15	ECU Supply Agreement, dated July 2, 2023, between BorgWarner PowerDrive Systems (Suzhou) Co., Ltd. and BorgWarner Fuel Systems (Yantai) Co., Ltd.
10.16	ECU Supply Agreement, dated July 2, 2023, between BorgWarner PowerDrive Systems (Suzhou) Co., Ltd. and BorgWarner Industria E Comercio Brasil Ltda
10.17	Credit Agreement, dated July 3, 2023, among the Company, the other loan parties from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, a swingline lender and an L/C issuer, and the other swingline lenders and L/C issuers from time to time party thereto.
10.18	2023 Stock Incentive Plan (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8 filed with the SEC on June 30, 2023).
104.1	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHINIA Inc.

Date: July 7, 2023	By:	/s/ Robert Boyle
Name: Robert Boyle
Title: Vice President, General Counsel and Secretary